Exhibit 4(c)

                              VODAFONE AIRTOUCH PLC

                       1999 LONG TERM STOCK INCENTIVE PLAN

                    (Approved by shareholders on 24 May 1999)

                            May 1999 - Final Version


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                                TABLE OF CONTENTS
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ARTICLE 1.  INTRODUCTION.....................................................1

ARTICLE 2.  ADMINISTRATION...................................................1
         2.1  Committee Composition..........................................1
         2.2  Committee Responsibilities.....................................1
         2.3  Granting of Awards.............................................1

ARTICLE 3.  SHARES AVAILABLE FOR GRANTS......................................1
         3.1  Numerical Limit................................................1
         3.2  Percentage Limits..............................................2
         3.3  Additional Shares..............................................2
         3.4  Dividend Equivalents...........................................3
         3.5  Issue of Shares................................................3

ARTICLE 4.  ELIGIBILITY......................................................3
         4.1  General Rules..................................................3
         4.2  Incentive Stock Options........................................3

ARTICLE 5.  OPTIONS .........................................................3
         5.1  Stock Option Agreement.........................................3
         5.2  Number of Shares...............................................4
         5.3  Exercise Price.................................................4
         5.4  Exercisability and Term........................................4
         5.5  Effect of Change in Control....................................4
         5.6  Modification or Assumption of Options..........................4

ARTICLE 6.  PAYMENT FOR OPTION SHARES........................................5
         6.1  General Rule...................................................5
         6.2  Surrender of Stock.............................................5
         6.3  Exercise/Sale..................................................5
         6.4  Exercise/Pledge................................................5
         6.5  Promissory Note................................................5
         6.6  Other Forms of Payment.........................................5

ARTICLE 7.  STOCK APPRECIATION RIGHTS........................................5
         7.1  SAR Agreement..................................................5
         7.2  Number of Shares...............................................6
         7.3  Exercise Price.................................................6
         7.4  Exercisability and Term........................................6
         7.5  Effect of Change in Control....................................6
         7.6  Exercise of SARs...............................................6
         7.7  Modification or Assumption of SARs.............................6

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ARTICLE 8.  RESTRICTED SHARES AND STOCK UNITS................................7
         8.1  Time, Amount and Form of Awards................................7
         8.2  Payment for Awards.............................................7
         8.3  Vesting Conditions.............................................7
         8.4  Form and Time of Settlement of Stock Units.....................7
         8.5  Death of Recipient.............................................8
         8.6  Creditors'Rights...............................................8

ARTICLE 9.  VOTING AND DIVIDEND RIGHTS.......................................8
         9.1  Restricted Shares..............................................8
         9.2  Stock Units....................................................8

ARTICLE 10.  PROTECTION AGAINST DILUTION.....................................8
         10.1  Adjustments...................................................8
         10.2  Reorganizations...............................................9

ARTICLE 11.  AWARDS UNDER OTHER PLANS........................................9

ARTICLE 12.  LIMITATION ON RIGHTS...........................................10
         12.1  Retention Rights.............................................10
         12.2  Exclusion from Liability for Damages.........................10
         12.3  Stockholders'Rights..........................................10
         12.4  Regulatory Requirements......................................10

ARTICLE 13.  LIMITATION ON PAYMENTS.........................................10
         13.1  Basic Rule...................................................10
         13.2  Reduction of Payments........................................11
         13.3  Overpayments and Underpayments...............................11
         13.4  Related Corporations.........................................12

ARTICLE 14.  WITHHOLDING TAXES..............................................12
         14.1  General......................................................12
         14.2  Share Withholding............................................12

ARTICLE 15.  ASSIGNMENT OR TRANSFER OF AWARDS...............................12

ARTICLE 16.  FUTURE OF THE PLAN.............................................12
         16.1  Term of the Plan.............................................12
         16.2  Amendment or Termination.....................................12

ARTICLE 17.  DEFINITIONS....................................................13

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                              VODAFONE AIRTOUCH PLC

                       1999 LONG TERM STOCK INCENTIVE PLAN


ARTICLE 1.  INTRODUCTION.

1.1     The Plan was approved by the Company's shareholders on 24 May 1999.

        The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Key Employees to focus on critical long-range objectives, (b) encouraging the attraction and retention of Key Employees with exceptional qualifications and (c) linking Key Employees directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute ISOs or NSOs ) or stock appreciation rights. The Plan shall be governed by, and construed in accordance with, the laws of England, except to the extent that United States law or statute applies.

ARTICLE 2.  ADMINISTRATION.

2.1 Committee Composition. The Plan shall be administered by the Committee. The Committee may delegate such of the administration of the Plan as it considers appropriate to such person or persons as it changes.

2.2 Committee Responsibilities. The Committee or its delegees shall have the sole and absolute discretion to (a) select the Key Employees who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.

2.3 Granting of Awards. No Awards may be granted at any time when there is an embargo on dealing in securities of the Company, whether by virtue of the London Stock Exchange Model Code for Securities Transactions by Directors of Listed Companies or of the provisions of any legislation or other regulations for the time being in force.

ARTICLE 3.  SHARES AVAILABLE FOR GRANTS.

3.1 Numerical Limit. The maximum number of Ordinary Shares which may be allocated on the exercise of ISOs may not exceed 100 million. The limitation of this Section 3.1

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        is subject to the further limits of this Section 3 and shall be subject to adjustment pursuant to Article 10.

3.2     Percentage Limits.

3.2.1 The number of Ordinary Shares which may be allocated under the Plan on any day will not exceed 10% of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Ordinary Shares which have been allocated in the previous ten years under the Plan and any other employee share plan adopted by the Company.

3.2.2 The number of Ordinary Shares which may be allocated under the Plan on any day will not exceed 5% of the ordinary share capital of the Company in issue immediately prior to that day, when added to the total number of Ordinary Shares which have been allocated in the previous five years under the Plan and any other employee share plan adopted by the Company.

3.2.3 The number of Ordinary Shares which may be allocated under the Plan on any day will not exceed 5% of the ordinary share capital of the Company in issue immediately prior to that day, when added to the total number of Ordinary Shares which have been allocated in the previous ten years under the Plan and any other executive share plan adopted by the Company.

3.2.4 Where the right to acquire Ordinary Shares was released or lapsed without being exercised the Ordinary Shares concerned will be ignored when calculating the limits in this Section 3.2. Ordinary Shares allocated on the exercise of options, restricted shares, stock units and SARs granted under plans operated by AirTouch Communications, Inc ("AirTouch") prior to the Merger will be ignored when calculating the limits in this Section 3.2.

3.2.5 Allocate means in relation to any share option plan the placing of unissued Ordinary Shares under option and in relation to other types of employee share plan the issue and allotment of Ordinary Shares.

3.2.6 For the avoidance of doubt Ordinary Shares issued to a trustee or trustees of a trust for the benefit of those persons named in Section 743 Companies Act 1985 established by the Company or any Subsidiary for the purposes of this Plan shall be included in the limits set out in Sections 3.2.1 to 3.2.5 inclusive.

3.3 Additional Shares. If Restricted Shares, Stock Units, Options or SARs are forfeited or if Options or SARs terminate for any other reason before being exercised, then the corresponding Ordinary Shares shall again become available for Awards under the Plan. If

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        Stock Units are settled, then only the number of Ordinary Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 3.2 and the balance shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Ordinary Shares (if any) actually issued in settlement of such SARs shall reduce the number available under Section 3.2 and the balance shall again become available for Awards under the Plan. The foregoing notwithstanding, the aggregate number of Ordinary Shares that may be issued under the Plan upon the exercise of ISOs shall not be increased when Restricted Shares are forfeited.

3.4 Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be applied against the number of Restricted Shares, Stock Units, Options or SARs available for Awards, whether or not such dividend equivalents are converted into Stock Units.

3.5 Issue of Shares. On the issue of Ordinary Shares, such shares shall, if required, be converted at the Company's expense into American Depository Shares (ADSs). Options, Restricted Shares, Stock Units and SARs shall be denominated in the form of Ordinary Shares or ADSs.

ARTICLE 4.  ELIGIBILITY.

4.1 General Rules. Only Key Employees shall be eligible for designation as Participants by the Committee.

4.2 Incentive Stock Options. Only Key Employees who are employees of the Company or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Key Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(6) of the Code are satisfied.

ARTICLE 5.  OPTIONS.

5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a cash payment or in consideration of a reduction in the Optionee's other compensation or under seal or as a deed for no consideration. A Stock Option Agreement may provide that new Options will be granted automatically to the Optionee when he or she exercises the prior Options.

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5.2     Number of Shares. Each Stock Option Agreement shall specify the number of Ordinary Shares or ADSs subject to the Option and shall provide for the adjustment of such number in accordance with Article 10.

5.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an ISO shall in no event be less than 100% of the Fair Market Value of an ADS on the date of grant and the Exercise Price under an NSO shall in no event be less than the par value of the Ordinary Share or ADSs subject to such NSO. In the case of an NSO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a pre-determined formula while the NSO is outstanding.

5.4 Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. NSOs may also be awarded in combination with Restricted Shares or Stock Units, and such an Award may provide that the NSOs will not be exercisable unless the related Restricted Shares or Stock Units are forfeited.

5.5 Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become fully exercisable as to all Ordinary Shares or ADSs subject to such Option in the event that a Change in Control occurs with respect to the Company. If, in respect of Options granted within 12 months of the date of the Merger, the Committee finds that there is a reasonable possibility that, within the succeeding six months, a Change in Control will occur with respect to the Company, then the Committee at its sole discretion may determine that any or all outstanding Options shall become fully exercisable as to all Ordinary Shares or ADSs subject to such Options.

5.6 Modification or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

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ARTICLE 6.  PAYMENT FOR OPTION SHARES.

6.1 General Rule. The entire Exercise Price of Ordinary Shares or ADSs issued upon exercise of Options shall be payable in cash at the time when such Ordinary Shares or ADSs are purchased, except as follows:

(a) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.

(b) In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 6.

6.2 Exercise/Sale. To the extent that this Section 6.2 is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Ordinary Shares or ADSs and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

6.3 Exercise/Pledge. To the extent that this Section 6.3 is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Ordinary Shares or ADSs to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

6.4 Promissory Note. To the extent that this Section 6.4 is applicable, payment may be made with a full-recourse promissory note; provided that the par value of the Ordinary Shares shall be paid in cash.

6.5 Other Forms of Payment. To the extent that this Section 6.5 is applicable, payment may be made in any other form that is consistent with applicable laws, regulations and rules or under any other arrangements approved by the Committee, which may include the delivery of Ordinary Shares or ADSs.

ARTICLE 7.  STOCK APPRECIATION RIGHTS.

7.1 SAR Agreement. Each grant of an SAR under the Plan shall be evidenced by an SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into

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        under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee's other compensation.

7.2 Number of Shares. Each SAR Agreement shall specify the number of Ordinary Shares or ADSs to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 10.

7.3 Exercise Price. Each SAR Agreement shall specify the Exercise Price. An SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

7.4 Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. An SAR Agreement may provide for accelerated exercisability in the event of the Optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service. SARs may also be awarded in combination with Options, Restricted Shares or Stock Units, and such an Award may provide that the SARs will not be exercisable unless the related Options, Restricted Shares or Stock Units are forfeited. An SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or at any subsequent time. An SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

7.5 Effect of Change in Control. The Committee may determine, at the time of granting an SAR or thereafter, that such SAR shall become fully exercisable as to all Ordinary Shares or ADSs subject to such SAR in the event that a Change in Control occurs with respect to the Company. If, in respect of SARs granted within 12 months of the date of the Merger, the Committee finds that there is a reasonable possibility that, within the succeeding six months, a Change in Control will occur with respect to the Company, then the Committee at its sole discretion may determine that any or all outstanding SARs shall become fully exercisable as to all Ordinary Shares or ADSs subject to such SARs.

7.6 Exercise of SARs. If, on the date when an SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. Upon exercise of an SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company Ordinary Shares, ADSs, cash or a combination of Ordinary Shares, ADSs and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Ordinary Shares or ADSs received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Ordinary Shares or ADSs subject to the SARs exceeds the Exercise Price.

7.7 Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of

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        outstanding SARs (whether granted by the Company or by another issuer)
        in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR.

ARTICLE 8.  RESTRICTED SHARES AND STOCK UNITS.

8.1 Time, Amount and Form of Awards. Awards under the Plan may be granted in the form of Restricted Shares, in the form of Stock Units, or in any combination of both. Restricted Shares or Stock Units may also be awarded in combination with NSOs or SARs, and such an Award may provide that the Restricted Shares or Stock Units will be forfeited in the event that the related NSOs or SARs are exercised.

8.2 Payment for Awards. To the extent that an Award is granted in the form of newly issued Restricted Shares, the Award recipient, as a condition to the grant of such Award, may be required to provide consideration to the Company in the form of cash rendered in an amount equal to the par value of such Restricted Shares. To the extent that an Award is granted in the form of Restricted Shares already in issue or in the form of Stock Units, no consideration shall be required of the Award recipients.

8.3 Vesting Conditions. Each Award of Restricted Shares or Stock Units shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Stock Award Agreement. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company (as determined by the Company's independent auditors) for a specified period of one or more years equal or exceed a target determined in advance by the Committee. A Stock Award Agreement may provide for accelerated vesting in the event of the Participant's death, disability or retirement or other events. The Committee may determine, at the time of making an Award or thereafter, that such Award shall become fully vested in the event that a Change in Control occurs with respect to the Company.

8.4 Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of cash, Ordinary Shares or ADSs or any combination. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Ordinary Shares or ADSs over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an

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        Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 10.

8.5 Death of Recipient. Any Stock Units Award that becomes payable after the recipient's death shall be distributed to the recipient's beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient's death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient's death shall be distributed to the recipient's estate.

8.6 Creditors' Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Award Agreement.


ARTICLE 9.  VOTING AND DIVIDEND RIGHTS.

9.1 Restricted Shares. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company's other shareholders. A Stock Award Agreement may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid. Such additional Restricted Shares shall not reduce the number of Ordinary Shares available under
        Article 3.

9.2 Stock Units. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee's discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Ordinary Share or ADS (as appropriate) while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, Ordinary Shares or ADSs, or in a combination. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.


ARTICLE 10.  PROTECTION AGAINST DILUTION.

10.1 Adjustments. In the event of a subdivision of the outstanding Ordinary Shares, a declaration of a dividend payable in Ordinary Shares, a declaration of a dividend payable

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        in a form other than Ordinary Shares in an amount that has a material effect on the price of Ordinary Shares, a combination or consolidation of the outstanding Ordinary Shares (by reclassification or otherwise) into a lesser number of Ordinary Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of (a) the number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Article 3, (b) the number of Stock Units included in any prior Award which has not yet been settled, (c) the number of Ordinary Shares or ADSs covered by each outstanding Option and SAR or
        (d) the Exercise Price under each outstanding Option and SAR. Except as provided in this Article 10, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

10.2 Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Options, SARs, Restricted Shares and Stock Units shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.


ARTICLE 11.  AWARDS UNDER OTHER PLANS.

        The Company may grant awards under other plans or programs. Such awards may be settled in the form of Ordinary Shares or ADSs issued under this Plan. Such Ordinary Shares or ADSs shall be treated for all purposes under the Plan like Ordinary Shares or ADSs issued in settlement of Stock Units and shall, when issued, reduce the number of Ordinary Shares available under Article 3.

ARTICLE 12.  LIMITATION ON RIGHTS.

12.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries reserve the right to terminate the service of any employee, consultant or director at any time, with or without cause, subject to applicable laws, the Company's memorandum and articles of association and a written employment agreement (if any).

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12.2    Exclusion from Liability for Damages. Nothing in the Plan will in any way be construed as imposing on the Company or a Subsidiary a contractual obligation as between the Company or a Subsidiary and a Key Employee to offer participation in the Plan.

        Any person who ceases to be an employee (including a consultant or director) of the Company, a Parent, a Subsidiary or an Affiliate because of dismissal or termination of employment (however caused) or who is under notice of termination of employment will in no circumstances be entitled to claim any compensation in respect of the operation of the Plan including but not limited to the application of tax policies maintained by the Company, its Parents, Subsidiaries or Affiliates. If necessary, that person's terms of employment will be varied accordingly.

12.3 Stockholders' Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Ordinary Shares or ADSs covered by his or her Award prior to the issuance of a stock certificate for such Ordinary Shares or ADSs. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such certificate is issued, except as expressly provided in Articles 8, 9 and 10.

12.4 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Ordinary Shares or ADSs under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of ADSs pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of the related Ordinary Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.


ARTICLE 13.  LIMITATION ON PAYMENTS.

13.1    Basic Rule. This Article 13 shall not apply to a Participant's Award if
        (a) the Committee, at the time of making such Award or at any time thereafter, specifies in writing that such Award shall not be subject to this Article 13 or (b) a written employment agreement between the Company and such Participant expressly provides that his or her Awards shall not be subject to the limitation described in this Article 13. If this Article 13 applies to an Award, it shall supersede any other provision of the Plan. In the event that the independent auditors most recently selected by the Board (the "Auditors") determine that any payment or transfer by the Company to or for the benefit of a Participant, whether paid or payable (or transferred or transferable) pursuant to the terms of this Plan or otherwise (a "Payment"), would be nondeductible by the Company for federal income tax purposes because of the provisions concerning "excess parachute payments" in section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this
        Article 13, the "Reduced Amount" shall be the amount, expressed as a present value, which maximizes the

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        aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of section 280G of the Code.

13.2 Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this
        Article 13, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Auditors under this Article 13 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

13.3 Overpayments and Underpayments. As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an "Overpayment") or that additional Payments which will not have been made by the Company could have been made (an "Underpayment"), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the United States Internal Revenue Service against the Company or the Participant which the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

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13.4    Related Corporations. For purposes of this Article 13, the term
        "Company" shall include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.


ARTICLE 14.  WITHHOLDING TAXES.

14.1 To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Ordinary Shares or ADSs or make any cash payment under the Plan until such obligations are satisfied.

14.2 Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Ordinary Shares or ADSs that otherwise would be issued to him or her or by surrendering all or a portion of any Ordinary Shares or ADSs that he or she previously acquired. Such Ordinary Shares or ADSs shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash.


ARTICLE 15.  ASSIGNMENT OR TRANSFER OF AWARDS.

        An Award shall be transferable only as provided in the applicable Stock Option Agreement, SAR Agreement or Stock Award Agreement. Such Agreement may permit a transfer of the Award by beneficiary designation, will or intestate succession. In the case of an Award other than an ISO, such Agreement may also permit a transfer of the Award to the Participant's spouse or children or stepchildren under the age of 18. The transferee of an Award shall agree in writing on a form prescribed by the Company to be bound by all provisions of the applicable Stock Option Agreement, SAR Agreement or Stock Award Agreement. An ISO, may not be transferred other than by will or laws of descent and distribution. While the Participant is alive, an ISO may only be exercised by the Participant.

ARTICLE 16.  FUTURE OF THE PLAN.


16.1 Term of the Plan. The Plan, as set forth herein, shall become effective on 24 May 1999. The Plan shall remain in effect until it is terminated under Section 16.2, or, if sooner, 24 May 2009. No ISOs may be granted after 24 May 2009. No Awards may be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

16.2 Amendment or Termination. The Plan may be amended by resolution of the Board provided that no amendment which would be to the advantage of Participants may be made without prior approval of the Company in general meeting to the provisions relating to eligibility, overall limits, maximum individual entitlement or the adjustment of Awards following a variation of share capital, except for minor amendments to benefit the

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        administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants or the Company or its subsidiaries. No amendments to the Plan shall affect any awards granted under the AirTouch Communications, Inc. 1993 Long-Term Stock Incentive Plan.


ARTICLE 17.  DEFINITIONS.

17.1    "ADS" means one American Depositary Share of the Company.

17.2 "Affiliate" means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

17.3 "Award" means any award of an Option, an SAR, a Restricted Share or a Stock Unit under the Plan.

17.4 "Board" means the Company's Board of Directors, as constituted from time to time.

17.5    "Change in Control" means the occurrence of any of the following events:

(a)     A person obtaining Control as a result of making:

   (i) a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

  (ii) a general offer to acquire all the shares in the Company which are of the same class as the shares over which Awards have been granted.

(b) A person becoming bound or entitled to acquire shares in the Company under Sections 428 to 430F of the Companies Act 1985.

(c) Under Section 425 of the Companies Act 1985, the Court sanctioning a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies.

(d) The giving of a notice of a meeting to consider a resolution for the voluntary winding-up of the Company.

(e)     In respect of Awards granted within 12 months of the Merger, both:

   (i) Any "person" (as defined below) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 20% of the total voting power represented by the Company's then outstanding voting securities; and

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  (ii)  The beneficial ownership by such person of securities representing such percentage has not been approved by a majority of the "continuing directors" (as defined below); or

        For purposes of Subsection (e) above, the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

(f) In respect of Awards granted within 12 months of the Merger, a change in the composition of the Board occurs, as a result of which fewer than two-thirds of the incumbent directors are directors who either:

   (i) Had been directors of the Company on the "look-back date" (as defined below) (the "original directors"); or

  (ii) Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the "continuing directors"); For purposes of Subsection (f) above, the term "look-back date" shall mean the date 24 months prior to the date of the event that may constitute a Change in Control.

17.6 "Code" means the United States Internal Revenue Code of 1986, as amended.

17.7    "Committee" means a committee of the Board, as described in Article 2.

17.8    "Company" means Vodafone AirTouch Plc.

17.9 "Control" has the meaning given to that expression in Section 840 of the Income and Corporation Taxes Ac 1988.

17.10 "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

17.11 "Exercise Price," in the case of an Option, means the amount for which one ADS may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. "Exercise Price," in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one ADS in determining the amount payable upon exercise of such SAR.

17.12 "Fair Market Value" means either the market price of an ADS, determined by the Committee as follows:

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


(a) If the ADSs are traded over-the-counter on the date in question and are traded on the Nasdaq system or The Nasdaq National Market, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by the Nasdaq system or The Nasdaq National Market;

(b) If the ADSs are traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and

(c) If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

        Whenever possible, the determination of the Fair Market Value of an ADS by the Committee shall be based on the prices reported in the Western Edition of The Wall Street Journal. Such determination shall be conclusive and binding on all persons; or, where applicable, the market price of an Ordinary Share, being the middle market quotation of and Ordinary Share on the dealing day preceding the date in question, as derived from the London Stock Exchange Daily Official List.

17.13 "ISO" means an incentive stock option described in section 422(b) of the Code.

17.14   "Key Employee" means an employee of the Company or a Subsidiary.

17.15 "Merger" means the completion of the merger of the Company or a Subsidiary with AirTouch Communications, Inc.

17.16 "NSO" means an employee stock option not described in sections 422 or 423 of the Code.

17.17 "Option" means an ISO or NSO granted under Article 5 of the Plan and entitling the holder to purchase one Ordinary Share or one ADS.

17.18 "Optionee" means an individual or estate who or which holds an Option or SAR.

17.19   "Ordinary Share" means one ordinary share in the capital of the Company.

17.20 "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

17.21   "Participant" means an individual or estate who or which holds an Award.

17.22 "Plan" means this Vodafone AirTouch Plc 1999 Long Term Stock Incentive Plan, as amended from time to time.

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


17.23   "Restricted Share" means an Ordinary share or an ADS awarded under
        Article 8 of the Plan.

17.24 "SAR" means a stock appreciation right granted under Article 7 of the Plan.

17.25 "SAR Agreement" means the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

17.26 "Stock Award Agreement" means the agreement between the Company and the recipient of a Restricted Share or Stock Unit which contains the terms, conditions and restrictions pertaining to such Restricted Share or Stock Unit.

17.27 "Stock Option Agreement" means the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her Option.

17.28 "Subsidiary" means a company which is both under the Control of the Company and a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985 and a subsidiary of the Company within the meaning of Section 424 of the Code.